Exhibit 99.1

Corporate Office 7700 France Avenue S #275 Edina, MN 55435 Phone: 952.893.3200 Fax: 952.893.0704 www.uhs.com

CONTACT:	Bethany A. Ring Director of Marketing & Communications Universal Hospital Services, Inc. (952) 893-3288

UNIVERSAL HOSPITAL SERVICES, INC. ANNOUNCES 2005 SECOND QUARTER RESULTS

Edina, Minn.--(BUSINESS WIRE)— August 9, 2005 - Universal Hospital Services, Inc., a leader in medical equipment lifecycle services, today announced financial results for the quarter and six months ended June 30, 2005.

Total revenues were $53.4 million for the second quarter of 2005, representing a $4.1 million or 8% increase from total revenues of $49.3 million for the same period of 2004. Through the first six months of 2005, revenues increased by 11% to $108.7 million.

Gross margin for the second quarter of 2005 totaled $21.8 million, representing a $0.6 million or 3% increase from total gross margin of $21.2 million for the same period of 2004. In the first six months of 2005, gross margin increased by 5% to $45.5 million.

Net loss for the quarter was $1.5 million, compared to net loss of $0.6 million for the same quarter last year. During the first six months of 2005 the company reported a net loss of $0.5 million versus net income of $0.7 million for the same period of 2004.

Second quarter EBITDA before management/board fees and SOX compliance costs was $17.4 million, representing a $0.5 million or 3% increase from $16.9 million for the same period of 2004. EBITDA before management/board fees and SOX compliance costs for the first six months of 2005 increased $1.8 million, or 5% to $37.4 million from $35.6 million for the first six months of 2004.

“The second quarter and first half results met our expectations as we experienced solid outsourcing revenues", said Gary Blackford, President and CEO. “We have made good progress in signing new resident-based programs so far this year, and continue to build our position as the premier Equipment Lifecycle Services Company in the industry.”

UHS will hold its quarterly conference call to discuss 2005 second quarter results on Wednesday, August 10, 2005, at 11:00 a.m. Eastern Time (10:00 a.m. Central Time).

To participate, call (866) 503-1965 and advise the operator you would like to participate in the UHS 2nd Quarter Call with Gary Blackford. A taped replay of this call will be available from 12:00 p.m. Eastern Time on August 10 through 12:00 a.m. on August 17 by calling (800) 633-8284; enter reservation #21252217.

The audio-only portion of this call is being webcast by CCBN and can be accessed at the Universal Hospital Services, Inc. web site at www.uhs.com. Click on "Financials" and then on "Webcasts". The webcast is being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.earnings.com or by visiting any of the investor sites in CCBN’s Individual Investor

Corporate Office 7700 France Avenue S #275 Edina, MN 55435 Phone: 952.893.3200 Fax: 952.893.0704 www.uhs.com

Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

UHS will also use a slide presentation to facilitate the conference call discussion.  A copy of the presentation may be obtained via the company's website in the “Financials” section.

About Universal Hospital Services, Inc.

Based in Edina, Minnesota, Universal Hospital Services, Inc. is a leading medical equipment lifecycle services company. UHS offers comprehensive solutions that maximize utilization, increase productivity and support optimal patient care resulting in capital and operational efficiencies. UHS currently operates through more than 75 offices, serving customers in all 50 states and the District of Columbia.

Universal Hospital Services, Inc.
7700 France Avenue S #275
Edina, MN 55435
952-893-3200
www.uhs.com

* * * * * * * * * * *
* EBITDA Reconciliation. EBITDA (before management/board fees, financing and reorganization costs, and costs related to Sarbanes Oxley compliance) and EBITDA are not intended to represent an alternative to operating income or cash flows from operating, financing or investing activities (as determined in accordance with generally accepted accounting principles (GAAP)) as a measure of performance, and is not representative of funds available for discretionary use due to the Company’s financing obligations. EBITDA, as defined by the Company, may not be calculated consistently among other companies applying similar reporting measures. EBITDA is included because it is a widely accepted financial indicator used by certain investors and financial analysts to assess and compare companies and is an integral part of the Company’s debt covenant calculations, and EBITDA before management and board fees is included because the company’s financial guidance and certain compensation plans are based upon this measure. Management believes that EBITDA provides an important perspective on the Company’s ability to service its long-term obligations, the Company’s ability to fund continuing growth, and the Company’s ability to continue as a going concern. A reconciliation of operating cash flows to EBITDA (before management/board fees, financing and reorganization costs, and costs related to Sarbanes Oxley compliance) and EBITDA is included on the attached Statements of Cash Flows.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Universal Hospital Services, Inc. believes statements in this presentation looking forward in time involve risks and uncertainties. The following factors, among others, could adversely affect our business, operations and financial condition causing our actual results to differ materially from those expressed in any forward-looking statements: UHS' history of net losses and substantial interest expense; UHS' need for substantial cash to operate and expand its business as planned; UHS' substantial outstanding debt and debt service obligations; restrictions imposed by the terms of UHS' debt; a decrease in the number of patients our customers are serving; UHS' ability to effect change in the manner in which healthcare providers traditionally procure medical equipment; the absence of long-term commitments with customers; UHS' ability to renew contracts with group purchasing organizations and integrated delivery

Corporate Office 7700 France Avenue S #275 Edina, MN 55435 Phone: 952.893.3200 Fax: 952.893.0704 www.uhs.com

networks; changes in reimbursement rates and policies by third-party payors; the impact of health care reform initiatives; the impact of significant regulation of the health care industry and the need to comply with those regulations; difficulties or delays in our continued expansion into certain of our businesses/geographic markets and developments of new businesses/geographic markets; and additional credit risks in increasing business with home care providers and nursing homes. These and other risk factors are detailed in UHS' Annual Report on Form 10K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

UHS 2st Quarter 2005
9-Aug-05

Universal Hospital Services, Inc.
Statements of Income
(dollars in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Medical equipment outsourcing	$41,718	$38,466	$84,899	$78,354
Technical and professional services	7,362	6,678	14,855	11,400
Medical equipment sales & remarketing	4,318	4,145	8,915	8,533
Total revenues	53,398	49,289	108,669	98,287

Cost of Sales
Cost of medical equipment outsourcing	13,235	11,414	26,472	23,061
Cost of technical and professional services	5,703	4,672	11,148	7,887
Cost of medical equipment sales & remarketing	3,478	2,944	7,114	6,296
Movable medical equipment depreciation	9,148	9,013	18,420	17,650
Total costs of medical equipment outsourcing, service and sales	31,564	28,043	63,154	54,894
Gross margin	21,834	21,246	45,515	43,393
Selling, general and administrative	15,368	14,303	30,214	27,395
Operating income	6,466	6,943	15,301	15,998
Interest expense	7,774	7,484	15,421	14,933
(Loss) income before income taxes	(1,308)	(541)	(120)	1,065
Provision for income taxes	214	91	421	339
Net (loss) income	$(1,522)	$(632)	$(541)	$726
Additional information
EBITDA	$16,982	$16,775	$36,478	$35,191
EBITDA as a percentage of total revenues	31.8%	34.0%	33.6%	35.8%
Movable medical equipment (approximate number of units at end of period)	156,000	147,000	156,000	149,000
Offices (at end of period)	77	76	77	76
Number of hospital outsourcing customers (at end of period)	3,200	3,000	3,200	3,050
Number of total outsourcing customers (at end of period)	6,350	6,050	6,350	6,200
Movable medical equipment depreciation expense	9,148	9,013	18,420	17,650
Non-movable medical equipment depreciation and amortization	$1,357	$819	$2,756	$1,539

UHS 2st Quarter 2005
9-Aug-05

UNIVERSAL HOSPITAL SERVICES, INC.
BALANCE SHEETS
(dollars in thousands except share and per share information)
(unaudited)

ASSETS

	June 30, 2005	December 31, 2004
	(unaudited)

Current assets:

Accounts receivable, less allowance for doubtful accounts of $1,500
at June 30, 2005 and December 31, 2004	41,071	40,644
Inventories	5,473	5,229
Deferred income taxes	2,623	2,449
Other current assets	1,608	3,458
Total current assets	50,775	51,780

Property and equipment, net:

Movable medical equipment, net	125,436	125,987
Property and office equipment, net	10,254	10,042
Total property and equipment, net	135,690	136,029

Intangible assets:

Goodwill	37,062	37,062
Other, primarily deferred financing costs, net	10,416	10,471
Other intangibles, net	10,175	11,065
Total assets	$244,118	$246,407

LIABILITIES AND SHAREHOLDERS' DEFICIENCY

Current liabilities:

Current portion of long-term debt	$175	$328
Accounts payable	14,883	13,406
Accrued compensation	6,659	9,276
Accrued interest	4,444	4,615
Other accrued expenses	3,614	2,594
Book overdrafts	119	4,691
Total current liabilities	29,894	34,910

Long-term debt, less current portion	299,676	296,974
Deferred compensation and pension	3,743	3,644
Deferred income taxes	4,388	3,937

Shareholders' deficiency:

Common stock, $0.01 par value; 500,000,000 shares authorized,
123,436,440.46 and 123,430,612.96 shares issued and outstanding at
June 30, 2005 and December 31, 2004, respectively	1,234	1,234
Additional paid-in capital	766	760
Accumulated deficit	(92,550)	(92,010)
Deferred compensation	(53)	(62)
Accumulated other comprehensive loss	(2,980)	(2,980)
Total shareholders' deficiency	(93,583)	(93,058)
Total liabilities and shareholders' deficiency	$244,118	$246,407

UHS 2st Quarter 2005
9-Aug-05

Universal Hospital Services, Inc.
Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Six Months Ended June 30,
	2005	2004
Cash flows from operating activities:	(unaudited)
Net (loss) income	$(541)	$726
Adjustments to reconcile net (loss) income to net
cash provided by operating activities:
Depreciation	20,286	19,062
Amortization of intangibles and deferred financing costs	1,758	131
Provision for doubtful accounts	533	618
Provision for inventory obsolescence	60	110
Non-cash stock-based compensation expense	9	—
Gain on sales/disposal of equipment	(601)	(272)
Deferred income taxes	277	—
Changes in operating assets and liabilities, net of impact of acquisitions:
Accounts receivable	(917)	(5,105)
Inventories and other operating assets	1,546	(1,512)
Accounts payable and accrued expenses	(1,625)	4,775
Net cash provided by operating activities	20,785	18,533

Cash flows from investing activities:
Movable medical equipment purchases	(17,148)	(27,130)
Property and office equipment purchases	(2,092)	(2,405)
Proceeds from disposition of movable medical equipment	1,328	1,714
Acquisitions	—	(11,391)
Other	—	(908)
Net cash used in investing activities	(17,912)	(40,120)

Cash flows from financing activities:
Proceeds under revolving credit facility agreements	52,455	61,589
Payments under revolving credit facility agreements	(49,906)	(37,161)
Payment of deferred financing cost	(856)	—
Proceeds from issuance of common stock, net of issuance costs	6	700
Other	—	(43)
Change in book overdraft	(4,572)	(3,498)
Net cash (used in) provided by financing activities	(2,873)	21,587

Net change in cash and cash equivalents	$—	—

Cash and cash equivalents at the beginning of period	$—	$—
Cash and cash equivalents at the end of period	$—	$—

Supplemental cash flow information:
Interest paid	$14,727	$15,142
Movable medical equipment purchases in accounts payable	$5,241	$3,231
Income taxes paid	$231	$29

Additional information

Net cash provided by operating activities	$20,785	$18,533
Changes in operating assets and liabilities	996	1,732
Other non-cash expenses	(1,145)	(346)
Current income taxes	421	339
Interest expense	15,421	14,933

EBITDA	$36,478	$35,191

UHS 2st Quarter 2005
9-Aug-05

	Percent of Total Revenues				Percent Increase (Decrease)
						Six Months 2005
	Three Months Ended June 30,		Six Months Ended June 30,		Qtr 2 2005	Over Six
	2005	2004	2005	2004	Over Qtr 2 2004	Months 2004

Medical equipment outsourcing	78.1%	78.0%	78.1%	79.7%	8.5%	8.4%
Technical and professional services	13.8	13.5	13.7	11.6	10.3	30.3
Medical equipemnt sales & remarketing	8.1	8.5	8.2	8.7	4.2	4.5
Total revenues	100.0	100.0	100.0	100.0	8.3	10.6

Cost of Sales
Cost of medical equipment outsourcing	24.8	23.1	24.4	23.5	15.9	14.8
Cost of technical and professional services	10.7	9.5	10.2	8.0	22.1	41.3
Cost of medical equipment sales & remarketing	6.5	6.0	6.5	6.4	18.1	13.0
Movable medical equipment depreciation	17.1	18.3	17.0	18.0	1.5	4.4
Total costs of medical equipment outsourcing, service and sales	59.1	56.9	58.1	55.9	12.5	15.0
Gross margin	40.9	43.1	41.9	44.1	2.8	4.9
Selling, general and administrative	28.8	29.0	27.8	27.9	7.5	10.3
Operating income	12.1	14.1	14.1	16.3	(6.7)	(4.4)
Interest expense	14.6	15.2	14.2	15.2	3.9	3.3
(Loss) income before income taxes	(2.4)	(1.1)	(0.1)	1.1	—	—
Provision (benefit) for income taxes	0.4	0.2	0.4	0.4	135.2	24.1
Net (loss) income	-2.9%	-1.3%	-0.5%	0.7%	0.0%	0.0%